Memorandum    Exhibit 10(ee)
Northrop Grumman Aerospace Systems

To:    Janis Pamiljans
Subject:    Retention Incentive
cc:    Heidi Hendrix

From: Heather Wilson

Data: March 1, 2016

As a key employee of Northrop Grumman Systems Corporation (the "Company") and for the criticality you provide in your leadership position as the General Manager for Strategic Systems, it is important for your continued commitment and retention through the stand up of operations in our Melbourne, Florida facility. As part of our efforts, the Company wishes to offer you a Retention Incentive to retain your services as a Company employee for approximately two-years from the date of this Agreement through December 31, 2017 (the "Retention Period").

The Retention Incentive consists of two (2) Retention Bonus payments, each in the gross amount of one-hundred thousand dollars, ($100,000.00). Each payment will be subject to legally required and applicable withholdings. You will be eligible to receive each of these Retention Bonus payments within 30-days of the following schedule:

•	First Retention Payment of $100,000 within 30-days of April 1, 2016,

•	Second Retention Payment of $100,000 within 30-days of April 1, 2017.

Your eligibility to receive each of these Retention Bonus payments is contingent on you complying with all the Bonus Conditions listed below.

Since these Retention Bonus payments will occur prior to your satisfying all of the Bonus Conditions, you agree to repay the net amount of all advanced Retention Bonus payments you received in the event that you fail to satisfy all of the Bonus Conditions listed below, except as provided below regarding the Company terminating you without Cause. You acknowledge and understand that if you fail to satisfy all of the Bonus Conditions listed below you will not be eligible to receive any additional Retention Bonus payments.

You will be eligible to receive any of the Retention Bonus payments only if you satisfy all of the following conditions ("Bonus Conditions") as described below:

•	You remain continuously and actively employed by the Company (except for legally protected absences) through the Retention Period above and are not terminated for Cause; and

•	You establish Melbourne, Florida as your primary work location no later than February 15, 2016; and

•	You remain in this new role and do not transfer to or accept another position within the Company, unless the transfer is authorized in advance and in writing by the Vice President Human Resources; and

•	You continue to provide your best efforts on assigned tasks while performing in accordance with expected standards of performance; and

•	You continue to comply with the policies, practices and procedures relevant to your employment with the Company.
Nothing in this Agreement shall constitute a guarantee of continued employment or limit in any way the Company's right to terminate your employment. However, in the event the Company terminates your employment without Cause prior to the end of the Retention Period, you shall be entitled to retain the Retention incentive payments you received only if you sign a full waiver of claims against the Company. "Cause" means any of the following: (i) your continued unsatisfactory performance after being given written notice of performance deficiencies, or (ii) your commission of an act of serious misconduct, or (iii) your conviction of any felony.
In addition, the following terms apply to this Agreement:

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Any dispute regarding this Agreement shall be resolved in accordance with the arbitration procedures set forth in Corporate Procedure H103A, except that the parties shall share equally the fees and costs of the arbitrator.

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You agree to keep the terms and conditions of this Agreement confidential. However, you may disclose the terms of this Agreement in response to a lawfully issued subpoena, to any inquiry by a taxing authority or as otherwise required by law. You may also disclose the terms of this Agreement to your immediate family members, and to your financial or legal advisors, provided, however; that if you make such a disclosure to an immediate family member or financial or legal advisor, you agree to inform the recipient of the confidentiality of the terms and conditions of this Agreement.

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This Agreement constitutes the entire agreement and understanding between you and the Company with regard to the Retention Incentive, and it supersedes all prior discussions, agreements and understandings regarding this matter. This Agreement does not nullify or replace any other agreement that you have entered into with the Company. This Agreement shall bind the Company's successors and assigns.

This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.
If you agree to the terms of this Agreement, please sign and date it where indicated below and return the original to me prior to ~~February 12, 2016~~ March 15, 2016. We must have a signed copy of this agreement in order to initiate the first scheduled payment listed above.

AGREED TO:

Janis Pamiljans

Date: